Exhibit 1.2
AGENCY AGREEMENT
September 8, 2009
Fairfax Financial Holdings Limited
Suite 800, 95 Wellington Street West
Toronto, Ontario
M5J 2N7
Canada

Attention:	Bradley Martin Vice President, Chief Operating Officer and Corporate Secretary
     Subject to the terms and conditions contained in this Agreement, Fairfax Financial Holdings Limited, a Canadian corporation (the “Corporation”), hereby appoints CIBC World Markets Inc. (“CIBC”), Merrill Lynch Canada Inc., Scotia Capital Inc., BMO Nesbitt Burns Inc., RBC Dominion Securities Inc., Cormark Securities Inc., GMP Securities L.P. and Citigroup Global Markets Canada Inc. (collectively, the “Agents” and, individually, an “Agent”), acting severally, as its exclusive agents to solicit offers to purchase up to an aggregate of 2,281,844 subordinate voting shares of the Corporation (each, a “Subordinate Voting Share”) at a price of US$347.00 per Subordinate Voting Share (the “Offering Price”). The aggregate of 2,281,844 Subordinate Voting Shares subject to this Agreement (as hereinafter defined) as described in the first sentence of this paragraph are referred to herein as the “Shares”.
     The Agents hereby severally accept their appointment to act as the Corporation’s exclusive agents in the solicitation of offers to purchase the Shares, and each Agent agrees to use its reasonable best efforts to attempt to sell the Shares in accordance with the terms and conditions hereof. Offers to purchase the Shares solicited by any Agent will be subject to acceptance by the Corporation and to the requirements of any Applicable Securities Laws or other applicable laws. The Corporation will have the sole right to accept offers to purchase the Shares and reserves the right to withdraw, cancel or modify the offer made pursuant to the Canadian Prospectus or U.S. Prospectus, as applicable, and may, in its absolute discretion reject any proposed purchase of the Shares, in whole or in part. For greater certainty, to the extent an Institutional Investor (as hereinafter defined) does not purchase any Shares, the Agents shall have the right to solicit offers to purchase for such unpurchased Shares.
     The Agents understand that the Corporation has prepared and filed under and as required by Canadian Securities Laws (as hereinafter defined) with the Canadian Securities Commissions (as hereinafter defined) in each Qualifying Jurisdiction (as hereinafter defined) a short form base shelf prospectus relating to the Shares in both the English and French languages (such short form base shelf prospectus, including the Documents Incorporated by Reference (as hereinafter defined), the “Canadian Base Prospectus”) and obtained a Passport Receipt (as hereinafter defined) therefor. In addition, the Agents understand that the Corporation has prepared and filed with the United States Securities and Exchange Commission (the “SEC”) a registration statement on Form F-10 (File No. 333-161637), including the English-language U.S. Base Prospectus (as hereinafter defined) (with such deletions therefrom and additions thereto as are permitted or required by Form F-10 and the applicable rules and regulations of the SEC), with respect to the Shares in conformity in all material respects with the requirements of the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), and the rules and regulations of the SEC promulgated thereunder, which became effective upon such filing pursuant to Rule 467(a) under the U.S. Securities Act (such registration statement, including the exhibits and any schedules thereto, the documents incorporated by reference therein and the documents otherwise deemed under applicable rules and regulations of the SEC to be a part thereof or included therein, the “Registration Statement”).
     The Corporation shall (i), concurrently with the execution of this Agreement, prepare and (ii), promptly after the execution of this Agreement and, in any event, not later than 5:00 p.m. (Toronto time) on September 8, 2009, file a prospectus supplement, on a basis acceptable to the Agents, under and as required by Canadian Securities Laws with each of the Canadian Securities Commissions in both the English and French languages (such prospectus supplement, including the Documents Incorporated by Reference, the “Canadian Prospectus Supplement” and, together with the Canadian Base Prospectus, the “Canadian Prospectus”), and all other required documents. The Corporation shall also, immediately after the filing of the Canadian Prospectus Supplement and on a basis acceptable to the Agents, prepare and file with the SEC the U.S. Prospectus Supplement (as hereinafter defined) pursuant to General Instruction II.L. of Form F-10 under the U.S. Securities Act (with such deletions therefrom and additions thereto as are permitted or required by Form F-10 and the applicable rules and regulations of the SEC).
     The Corporation has also prepared and filed with the SEC an appointment of agent for service of process upon the Corporation on Form F-X (the “Form F-X”) in conjunction with the filing of the Registration Statement.
     The Corporation and the Agents agree that any sales or purchases of the Shares in the United States will be conducted through the Agents, or one or more affiliates of the Agents, duly registered in compliance with applicable United States federal and state securities laws.
     In consideration of the Agents’ services, the Corporation agrees to pay to the Agents, at the Time of Closing, the fee specified in Section 12 of this Agreement (the “Agents’ Fee”).
Section 1. Terms and Conditions
     The following are additional terms and conditions of this Agreement between the Corporation and the Agents:
(1) Definitions
     Where used in this Agreement or in any amendment hereto, the following terms shall have the following meanings, respectively:
“Agent Fee” has the meaning ascribed thereto in the sixth paragraph;
“Agent Information” means the following information and statements relating solely to the Agents and provided by the Agents for inclusion in the Offering Documents:

(a) the legal names of the Agents on the cover page of the Canadian Prospectus Supplement and the U.S. Prospectus Supplement; and
(b) the sixth paragraph of the text under the caption “Plan of Distribution” in the Canadian Prospectus Supplement and the U.S. Prospectus Supplement concerning price stabilization;
“affiliate”, “distribution” and “person” have the respective meanings given to them in the Securities Act (Ontario);
“Agreement” means the agreement resulting from the acceptance by the Corporation of the offer made by the Agents by this letter;
“Applicable Securities Laws” means the Canadian Securities Laws, the U.S. Securities Laws and the applicable securities laws of jurisdictions other than the Offering Jurisdictions in which the Shares are permitted to be sold in accordance with this Agreement;
“Applicable Time” means 11.03 a.m.;
“business day” means a day, other than a Saturday, a Sunday or a day on which chartered banks are not open for business in Toronto, Ontario;
“Canadian Base Prospectus” has the meaning ascribed thereto in the second paragraph;
“Canadian GAAP” means generally accepted accounting principles in Canada;
“Canadian Offering Documents” means each of the Canadian Base Prospectus, the Canadian Prospectus Supplement, any Canadian Prospectus Amendment;
“Canadian Prospectus” has the meaning ascribed thereto in the third paragraph;
“Canadian Prospectus Amendment” means any amendment to the Canadian Base Prospectus or the Canadian Prospectus Supplement;
“Canadian Prospectus Supplement” has the meaning ascribed thereto in the third paragraph;
“Canadian Securities Commissions” means the securities regulatory authorities in each of the Qualifying Jurisdictions;
“Canadian Securities Laws” means, collectively, all applicable securities laws of each of the Qualifying Jurisdictions and the respective rules and regulations under such laws together with applicable published instruments, notices and orders of the securities regulatory authorities in the Qualifying Jurisdictions;
“CDS” has the meaning given to it in Section 12;
“CIBC” means CIBC World Markets Inc.;

“Closing Date” means September 11, 2009 or such later date as may be agreed to in writing by the Corporation and the Agents;
“Corporation” means Fairfax Financial Holdings Limited, a Canadian corporation;
“Documents Incorporated by Reference” means all interim and annual financial statements, management’s discussion and analysis, business acquisition reports, management information circulars, annual information forms, material change reports (other than confidential material change reports) or other documents filed by the Corporation, whether before or after the date of this Agreement, that are or are required to be incorporated by reference into the Canadian Prospectus or the U.S. Prospectus, as applicable;
“Exchange” means, individually, the TSX and the NYSE;
“Financial Information” has the meaning ascribed thereto in Section 6;
“Financial Statements” means the financial statements of the Corporation included in the Documents Incorporated by Reference, including the notes to such statements and the related auditors’ report on such statements, where applicable;
“Form F-X” has the meaning ascribed thereto in the fourth paragraph;
“Free Writing Prospectus” means a free writing prospectus, as defined in Rule 405 under the U.S. Securities Act;
“Governmental Authority” means and includes, without limitation, any national, federal government, province, state, municipality or other political subdivision of any of the foregoing, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing;
“Issuer Free Writing Prospectus” means an “issuer free writing prospectus” as defined in Rule 433 under the U.S. Securities Act relating to the Shares that (i) is required to be filed with the SEC by the Corporation, (ii) is a “road show that is a written communication” within the meaning of Rule 433(d)(8)(i) whether or not required to be filed with the SEC or (iii) is exempt from filing pursuant to Rule 433(d)(5)(i) because it contains a description of the Shares or of the Offering that does not reflect the final terms, in each case in the form filed or required to be filed with the SEC or, if not required to be filed, in the form retained in the Corporation’s records pursuant to Rule 433(g);
“Material Adverse Change” has the meaning ascribed thereto in Section 9;
“material change” means a material change for the purposes of Applicable Securities Laws or any of them, or where undefined under the Applicable Securities Laws of an Offering Jurisdiction means a change in the business, operations or capital of the Corporation on a consolidated basis that would reasonably be expected to have a significant effect on the market price or value of any of the Subordinate Voting Shares and includes a decision to implement such a change made by the board of directors of the Corporation;
“material fact” means a material fact for the purposes of Applicable Securities Laws or any of them, or where undefined under the Applicable Securities Laws of an Offering Jurisdiction means a fact that would reasonably be expected to have a significant effect on the market price or value of any of the Subordinate Voting Shares;
“misrepresentation” means a misrepresentation for the purposes of the Applicable Securities Laws of an Offering Jurisdiction or any of them, or where undefined under the Applicable Securities Laws of an Offering Jurisdiction means: (i) an untrue statement of a material fact, or (ii) an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made;
“NI 33-105” has the meaning ascribed to it in Section 4(1);
“NI 44-102” means National Instrument 44-102 — Shelf Distributions;
“NYSE” means the New York Stock Exchange;
“Offering” means the sale of the Shares pursuant to this Agreement;
“Offering Price” has the meaning ascribed thereto in the first paragraph;
“Offering Documents” means the Canadian Offering Documents and the U.S. Offering Documents;
“Offering Jurisdictions” means the United States and the Qualifying Jurisdictions;
“Passport Receipt” means the receipt issued by the Principal Regulator, which is deemed to also be a receipt of the other Canadian Securities Commissions pursuant to Multilateral Instrument 11-102 — Passport System, for the Canadian Base Prospectus;
“Permitted Free Writing Prospectus” has the meaning ascribed thereto in Section 10;
“Principal Regulator” means the Ontario Securities Commission;
“Qualifying Jurisdictions” means, collectively, each of the provinces and territories of Canada;
“Registration Statement” has the meaning ascribed thereto in the second paragraph;
“Shares” has the meaning ascribed thereto in the first paragraph;
“SEC” means the United States Securities and Exchange Commission;

“Securities Commission” means the applicable securities commission or regulatory authority in each of the Offering Jurisdictions, as the case may be;
“Selling Firm” means a duly registered investment dealer and broker in the Offering Jurisdictions;
“Subordinate Voting Shares” means the subordinate voting shares in the capital of the Corporation;
“subsidiary” means a subsidiary for purposes of the Canada Business Corporations Act;
“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder;
“Time of Closing” means 8:00 a.m. (Toronto time) or such other time as may be agreed to by the Corporation and the Agents on the Closing Date;
“TSX” means the Toronto Stock Exchange;
“United States” means the United States of America, its territories and possessions, any state of the United States and the District of Columbia;
“U.S. Base Prospectus” means, as of any time prior to the Applicable Time, the English-language Canadian Base Prospectus with such deletions therefrom and additions thereto as are permitted or required by Form F-10 and the applicable rules and regulations of the SEC, included in the Registration Statement as amended at such time, including the Documents Incorporated by Reference therein;
“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended;
“U.S. Offering Documents” means the Registration Statement and the U.S. Prospectus;
“U.S. Prospectus” means, collectively, the U.S. Base Prospectus included in the Registration Statement together with any Permitted Free Writing Prospectus, and the U.S. Prospectus Supplement to be filed with the SEC by the Corporation pursuant to Section 3(3) at the Applicable Time, including the Documents Incorporated by Reference therein;
“U.S. Prospectus Supplement” means the English-language Canadian Prospectus Supplement with such deletions therefrom and additions thereto as are permitted or required by Form F-10 and the applicable rules and regulations of the SEC, to be filed with the SEC by the Corporation pursuant to Section 3(3), including the Documents Incorporated by Reference therein;
“U.S. Registration Statement Amendment” means any amendment to the Registration Statement filed with the SEC during the Offering;
“U.S. Securities Act” has the meaning ascribed thereto in the third paragraph of this Agreement; and

“U.S. Securities Laws” means all applicable securities legislation in the United States, including, without limitation, the U.S. Securities Act, the U.S. Exchange Act and the rules and regulations promulgated thereunder, and any applicable state securities laws.
(2)	Capitalized terms used but not defined herein have the meanings ascribed to them in the Canadian Prospectus.

(3)	Any reference in this Agreement to a section or subsection shall refer to a section or subsection of this Agreement.

(4)	All words and personal pronouns relating thereto shall be read and construed as the number and gender of the party or parties referred to in each case required and the verb shall be construed as agreeing with the required word and/or pronoun.

(5)	Any reference in this Agreement to $ or to “dollars” shall refer to the lawful currency of the United States, unless otherwise specified.

(6)	The following are the schedules to this Agreement, which schedules are deemed to be a part hereof and are hereby incorporated by reference herein:
Schedule “A” — Issuer Free Writing Prospectuses
Section 2. The Offering.
     The Shares will be duly and validly created, authorized and issued at the Time of Closing and will have attributes and characteristics which conform to the attributes and characteristics contemplated by the Canadian Prospectus.
Section 3. Filing of Prospectuses.
(1)	Filing of Canadian Prospectus Supplement. The Corporation: (i) has elected to rely upon the rules and procedures established pursuant to NI 44-102 (the “Shelf Procedures”); (ii) has prepared and filed with the Canadian Securities Commissions, and received receipts or other decision documents therefor, the Canadian Base Prospectus, in each case omitting the Shelf Information (as hereinafter defined), and other related documents relating to the proposed Offering; (iii) will prepare and file, promptly after the execution of this Agreement and, in any event, not later than 5:00 p.m. on the date hereof, with the Canadian Securities Commissions, in accordance with the Shelf Procedures, the Canadian Prospectus Supplement including the Shelf Information (in the English and French languages); and (iv) will advise the Agents promptly when such filings have been made. The Canadian Prospectus Supplement shall be in such form as the Corporation and the Agents may mutually agree upon, acting reasonably. The information included in the Canadian Prospectus Supplement that is permitted under the Shelf Procedures to be omitted from the Canadian Base Prospectus for which receipts or other evidences of acceptance have been obtained but that is deemed under the Shelf Procedures to be incorporated by reference into the Canadian Base Prospectus as of the date of and by virtue of the Canadian Prospectus Supplement is referred to herein as the “Shelf Information”.

(2)	Compliance with Canadian Securities Laws. The Corporation shall fulfil, to the satisfaction of Agents’ counsel, all legal requirements to be fulfilled by the Corporation to enable the Shares to be offered for sale and sold to the public in each of the Qualifying Jurisdictions by the Agents who comply with the Canadian Securities Laws. All legal requirements to enable the Offering of the Shares shall be fulfilled as soon as possible but in any event in each Qualifying Jurisdiction not later than 5:00 p.m. on the date hereof. Such fulfilment shall include, without limiting the generality of the foregoing, compliance with all Canadian Securities Laws including, without limitation, compliance with all requirements with respect to the preparation and filing of the English-language version of the Canadian Prospectus in each of the Qualifying Jurisdictions and the French-language version of the Canadian Prospectus in the Province of Quebec.

(3)	Filing of U.S. Prospectus Supplement. Prior to the termination of the Offering, the Corporation will not file any amendment to the Registration Statement or any supplement (including the U.S. Prospectus or any preliminary prospectus) to the U.S. Base Prospectus unless the Corporation has furnished to the Agents a copy of the same and the Corporation shall not use any such proposed amendment or supplement to which the Agents or their counsel reasonably object, except as required by applicable U.S. Securities Laws. Subject to the foregoing sentence, the Corporation will cause the U.S. Prospectus Supplement and any supplement thereto to be filed with the SEC via EDGAR pursuant to General Instruction II.L. of Form F-10 under the Securities Act promptly after the execution of this Agreement and, in any event, not later than 5:00 p.m. on the date hereof and will promptly provide reasonable evidence to CIBC of such timely filing (with filing on EDGAR to be conclusive evidence thereof). The Corporation will promptly advise CIBC (1) when the U.S. Prospectus Supplement, and any supplement thereto (if required), shall have been filed with the SEC pursuant to General Instruction II.L. of Form F-10 under the Securities Act, (2) when, prior to termination of the Offering, any amendment to the Registration Statement shall have been filed or become effective, (3) of any request by the SEC or its staff for any amendment of the Registration Statement or for any supplement to the U.S. Prospectus or for any additional information, (4) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the institution or threatening of any proceeding for that purpose and (5) of the receipt by the Corporation of any notification with respect to the suspension of the qualification of the Shares for sale in any jurisdiction or the institution or threatening of any proceeding for such purpose. The Corporation will use its reasonable best efforts to prevent the issuance of any such stop order or the suspension of any such qualification and, if issued, to obtain as soon as possible the withdrawal thereof.
Section 4. Distribution and Certain Obligations of Agents.
(1)	Each of the Agents by its execution hereof certifies that it is not a person or company in respect of which the Corporation is a “connected issuer” or a “related issuer” within the respective meanings of those terms in National Instrument 33-105 of the Canadian Securities Administrators (“NI 33-105”). No person or company, other than the Agents, shall become a Selling Firm unless: (i) CIBC has received a representation from the person or company that the person or company is not one in respect of which the Corporation is a “connected issuer” or a “related issuer” within the respective meanings of those terms in NI 33-105; or (ii) CIBC and the Corporation have agreed that the person or company is not one in respect of which the Corporation is a “related issuer” or a “connected issuer” within the meaning of NI 33-105. For the purposes of this Section 4(1), the Agents shall be entitled to assume that the Shares are qualified for distribution in each Offering Jurisdiction where a receipt, similar document or approval for the Canadian Base Prospectus and the U.S. Base Prospectus, as applicable, shall have been obtained (or deemed to have been obtained) from the Securities Commissions. Notwithstanding the foregoing provisions of this Section 4(1), an Agent will not be liable to the Corporation under this Section 4(1) with respect to a default by another Agent under this Section 4(1) if the first mentioned Agent is not also in default.

(2)	Each Agent shall be permitted to appoint additional Selling Firms as its agents in the Offering and such Agent may determine the remuneration payable to such Selling Firm. Each Agent shall, and shall require any such Selling Firm to agree to, comply with the Canadian Securities Laws in connection with the distribution of the Shares in the Qualifying Jurisdictions (assuming that the Corporation has complied with the same) and shall offer the Shares for sale to the public (or privately, as applicable) directly and through Selling Firms upon the terms and conditions set out in the Canadian Prospectus and this Agreement. The Agents may offer the Shares, directly and through Selling Firms or any affiliate of an Agent, in the Offering Jurisdictions for sale to the public and the Agents will not solicit offers to purchase or sell the Shares in any other jurisdiction (other than the Offering Jurisdictions), so as to require registration thereof or filing of a prospectus with respect thereto under the laws of such jurisdiction or which could subject the Corporation to reporting obligations in such jurisdiction or result in the listing of the Corporations securities on any exchange other than the TSX and NYSE, and will require each Selling Firm to agree with the Agents not to so solicit or sell.

(3)	For the purposes of this Section 4, the Agents shall be entitled to assume that the Shares are qualified for distribution in any Qualifying Jurisdiction where a Passport Receipt shall have been obtained from the Principal Regulator following the filing of the Canadian Base Prospectus unless otherwise notified in writing.

(4)	Notwithstanding the foregoing provisions of this Section 4, an Agent will not be liable to the Corporation with respect to a default under this Agreement by another Agent or another Agent’s duly registered broker-dealer affiliate in the United States or any Selling Firm, as the case may be, or by the Corporation.
Section 5. Preparation of Documents
     The Corporation shall co-operate in all respects with the Agents to allow and assist the Agents to participate fully in the preparation of the Canadian Prospectus Supplement and the U.S. Prospectus Supplement and any Canadian Prospectus Amendment or U.S. Registration Statement Amendment and shall allow the Agents to conduct all “due diligence” investigations which the Agents may reasonably require to fulfil the Agent’ obligations under Applicable Securities Laws and to enable the Agents to responsibly execute any certificate required to be executed by the Agents in such documentation.

Section 6. Deliveries on Filing and Related Matters.
(1)	The Corporation shall cause to be delivered to the Agents:
(a)	forthwith when available, copies of the Canadian Prospectus and U.S. Prospectus and any Canadian Prospectus Amendment or U.S. Registration Statement Amendment (in both the English and the French (in the case of the Canadian Prospectus and any Canadian Prospectus Amendment) language) signed as required by the Applicable Securities Laws, including copies of any documents or information incorporated by reference therein and copies of any other documents filed as required by the Applicable Securities Laws which will be identical in content to the electronic versions filed in the Offering Jurisdictions on SEDAR or EDGAR, as applicable;

(b)	at the time of the delivery pursuant to this Section 6 to the Agents of the Canadian Prospectus and any Canadian Prospectus Amendment, in each case, in the French language:
(i)	an opinion of Lavery, de Billy, L.L.P., dated the date of the Canadian Prospectus Supplement and any Canadian Prospectus Amendment and acceptable in form and substance to the Agents’ counsel that, except for: (A) the Corporation’s consolidated financial statements as at and for the years ended December 31, 2008 and 2007 together with the auditors’ report thereon and the notes thereto, and management’s discussion and analysis of financial condition and results of operations as contained in the Corporation’s annual report for the year ended December 31, 2008; (B) the Corporation’s consolidated interim financial statements (unaudited) and management’s discussion and analysis of financial condition and results of operations as at and for the three and six months ended June 30, 2009; (C) any earnings coverage ratios; and (D) the auditor’s consent and any other financial or accounting information, in each case, included or incorporated by reference in the Canadian Prospectus and any Canadian Prospectus Amendment (collectively, the “Financial Information”), the Canadian Prospectus and any Canadian Prospectus Amendment and any document incorporated by reference in the French language is in all material respects a complete and proper translation of the Canadian Prospectus and any Canadian Prospectus Amendment and any document incorporated by reference in the English language; and

(ii)	an opinion from the Corporation’s auditors, PricewaterhouseCoopers LLP, Chartered Accountants, dated the date of such document and acceptable in form and substance to the Agents’ counsel, stating that the Financial Information contained in such document and any documents incorporated by reference in the French language is in all material respects a complete and proper translation of the Financial Information contained in such document and any documents incorporated by reference in the English language; and

(c)	at the time of delivery pursuant to this Section 6 to the Agents of the Canadian Prospectus Supplement and U.S. Prospectus Supplement and any Canadian Prospectus Amendment or U.S. Registration Statement Amendment, a comfort letter from PricewaterhouseCoopers, LLP, Chartered Accountants, as applicable, dated the date of the Canadian Prospectus Supplement and U.S. Prospectus Supplement and any Canadian Prospectus Amendment or U.S. Registration Statement Amendment, as the case may be, and acceptable in form and substance to the Agents, with respect to the Financial Information contained in the Canadian Prospectus and U.S. Prospectus and any Canadian Prospectus Amendment or U.S. Registration Statement Amendment, as the case may be, and any documents incorporated by reference therein, which comfort letter shall be in addition to any comfort letters required by and addressed to securities regulatory authorities and shall be based on a review by such auditors having a cut-off date not more than four business days prior to the date of the comfort letter.
(2) Representations of the Corporation as to Offering Documents
     The Corporation represents and warrants to the Agents that as of the date hereof and as of the Closing Date:
(a)	all information and statements in the Canadian Offering Documents, at the time such document was filed or at such time as such document will be filed with the applicable Canadian Securities Commissions, (except the Agent Information) were or (with respect to Canadian Offering Documents to be filed after the date hereof) will be true and correct, in all material respects, and did not or will not contain any misrepresentations and constituted or will constitute full, true and plain disclosure of all material facts relating to the Corporation and the Shares as required by Applicable Securities Laws in the Qualifying Jurisdictions;

(b)	the Registration Statement, at the time it becomes effective, will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and the U.S. Prospectus, as of the Applicable Time will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with Agent Information;

(c)	each of the Canadian Offering Documents at the time such document was filed or will be filed with a Canadian Securities Commission complied or will comply in all material respects with the requirements of the Canadian Securities Laws;

(d)	at the time it became effective and at the Applicable Time, the Registration Statement conformed and will conform in all material respects to the applicable requirements of the U.S. Securities Act and the rules and regulations of the SEC thereunder;

(e)	at the Applicable Time, the U.S. Prospectus, will conform in all material respects to the applicable requirements of the U.S. Securities Act and the rules and regulations of the SEC thereunder; and

(f)	as of the date hereof and as of the date of filing of the Canadian Prospectus and the U.S. Prospectus, except as set forth or contemplated in the Canadian Prospectus and the U.S. Prospectus, there has been or will have been no Material Adverse Change since the end of the period covered by the Financial Statements.
(3) Commercial Copies
     The Corporation shall cause commercial copies of the Canadian Prospectus in the English and French languages, and the U.S. Prospectus to be delivered to the Agents without charge, in such quantities and in such cities as the Agents may reasonably request by oral instructions to the printer of such documents prior to the filing of such documents. Such delivery of such documents shall be effected as soon as possible after filing thereof with the Canadian Securities Commissions and the SEC, as applicable, but, in any event on or before 9:00 a.m. (Toronto time) on September 9, 2009, in the case of deliveries to be made in Toronto, Ontario, and on or before 12:00 noon (local time) on September 10, 2009, in the case of deliveries to cities other than Toronto, Ontario. Such deliveries shall constitute the consent of the Corporation to the Agents’ use of the Canadian Prospectus for the distribution of the Shares in the Qualifying Jurisdictions in compliance with the provisions of this Agreement and Canadian Securities Laws and of the U.S. Prospectus for the distribution of the Shares in the United States in compliance with the provisions of this Agreement and U.S. Securities Laws. The Corporation shall similarly cause to be delivered commercial copies of any Canadian Prospectus Amendment, U.S. Registration Statement Amendment and Issuer Free Writing Prospectus and hereby similarly consents to the Agents’ use thereof. The Corporation shall cause to be provided to the Agents, without cost, such number of copies of any Documents Incorporated by Reference as the Agents may request for use in connection with the distribution of the Shares.
(4) Press Releases
     Subject to compliance with applicable law, during the period commencing on the date hereof and until the Closing Date, the Corporation will promptly provide to the Agents a reasonable opportunity to review and comment on drafts of any press releases of the Corporation prior to issuance, provided that such review shall be completed in a timely manner.
Section 7. Regulatory Approvals.
     The Corporation will make all necessary filings, obtain all necessary consents and approvals (if any) and pay all filing fees required to be paid in connection with the transactions contemplated by this Agreement. The Corporation will cooperate with the Agents in connection with the qualification of the Shares for offering and sale under the Applicable Securities Laws of the Offering Jurisdictions.
Section 8. Material Change.
(1)	Material Changes During Distribution. During the period of the Offering, the Corporation shall promptly notify the Agents in writing of:
(a)	any material change (actual, anticipated, contemplated or reasonably threatened, financial or otherwise) in the business, affairs, operations, assets, liabilities (contingent or otherwise) or capital of the Corporation and its subsidiaries taken as a whole;

(b)	any change in any material fact (including the disclosure of any previously undisclosed material fact) other than information relating solely to an Agent contained in either the Canadian Prospectus or the U.S. Prospectus, as the case may be, or in any document incorporated therein by reference, which fact or change is, or may be, of such a nature as to render any statement in either the Canadian Prospectus or the U.S. Prospectus or any document incorporated therein by reference or any Canadian Prospectus Amendment or U.S. Registration Statement Amendment, as applicable, misleading or untrue or which would result in a misrepresentation (as defined in the Applicable Securities Laws) therein or which would result in either the Canadian Prospectus or the U.S. Prospectus, as the case may be, any document incorporated therein by reference or any Canadian Prospectus Amendment or U.S. Registration Statement Amendment not complying (to the extent that such compliance is required) with the Applicable Securities Laws;

(c)	any fact other than information relating solely to an Agent which has arisen or been discovered and would have been required to have been stated in either the Canadian Prospectus or the U.S. Prospectus, as the case may be, had the fact arisen or been discovered on, or prior to, the date of the Canadian Prospectus Supplement or the U.S. Prospectus Supplement, as applicable;

(d)	any change in applicable laws materially and adversely affecting, or which would reasonably be expected to materially and adversely affect, the business of the Corporation and its subsidiaries taken as a whole or the Shares or the Offering; and

(e)	any material information in relation to the Corporation or the Shares which was undisclosed as of the date of this Agreement.
The Corporation shall promptly, and in any event, within any applicable time limitation, comply with all applicable filing and other requirements under the Applicable Securities Laws as a result of such fact or change; provided that the Corporation shall not file any Canadian Prospectus Amendment or U.S. Registration Statement Amendment, or other document required to be filed under this paragraph without first obtaining approval of the Agents, after consultation with the Agents with respect to the form and content thereof, which approval will not be unreasonably withheld or delayed. The Corporation shall in good faith discuss with the Agents any fact or change in circumstances (actual, anticipated, contemplated or reasonably threatened, financial or otherwise) which is of such a nature that there is reasonable doubt as to whether notice in writing need be given to the Agents pursuant to this paragraph.
(2)	Change in Applicable Securities Laws. If during the period of the Offering, there shall be any actual or proposed change in the Applicable Securities Laws which, in the opinion of counsel to the Agents or counsel to the Corporation, requires the filing of any Canadian Prospectus Amendment or U.S. Registration Statement Amendment, the Corporation shall, to the satisfaction of such counsel, promptly prepare and file such Canadian Prospectus Amendment or U.S. Registration Statement Amendment with the appropriate Securities Commissions where such filing is required.
Section 9. Representations and Warranties of the Corporation.
     Except as otherwise indicated below, the Corporation’s delivery to the Agents of each of the Canadian Prospectus and the U.S. Prospectus and any Canadian Prospectus Amendment or U.S. Registration Statement Amendment, as applicable, and the documents referred to in Section 6(1)(a) and 6(1)(b) hereof shall constitute the Corporation’s representation and warranty to the Agents that, as of the date hereof and as of the Closing Date:
(a)	(i) each such document at the time of its filing complied in all material respects with the requirements of the Applicable Securities Laws pursuant to which it was filed and that all the information and statements contained therein (except information or statements furnished by and relating solely to an Agent) are, at the respective dates of delivery thereof, true and correct in all material respects, contain no misrepresentation (as defined in the Applicable Securities Laws) and constitute full, true and plain disclosure of all material facts relating to the Corporation and its subsidiaries taken as a whole, and the Shares as required by the Applicable Securities Laws; (ii) no material fact or information has been omitted therefrom and no other fact or information (except facts or information relating solely to the Agents) has been omitted therefrom which is necessary to make the statements contained therein not misleading in light of the circumstances in which they were made; and (iii) the Corporation has made disclosure of all material changes in the affairs of the Corporation in accordance with the Applicable Securities Laws;

(b)	except as otherwise disclosed in each of the Canadian Prospectus and the U.S. Prospectus, or any Canadian Prospectus Amendment or U.S. Registration Statement Amendment, as the case may be, subsequent to the respective dates as of which information is given in the Canadian Prospectus and the U.S. Prospectus, or any Canadian Prospectus Amendment and U.S. Registration Statement Amendment, as the case may be: (i) there has been no material adverse change, or any development that could reasonably be expected to result in a material adverse change, in the condition, financial or otherwise, or in the earnings, business, operations or prospects, whether or not arising from transactions in the ordinary course of business, of the Corporation and its subsidiaries, considered as one entity (any such change is called a “Material Adverse Change”); (ii) the Corporation and its subsidiaries, considered as one entity, have not incurred any material liability or obligation, indirect, direct or contingent, not in the ordinary course of business, nor entered into any material transaction or agreement not in the ordinary course of business; and (iii) there has been no dividend or distribution of any kind declared, paid or made by the Corporation or, except for dividends paid to the Corporation or other subsidiaries, any of its subsidiaries on any class of capital stock or repurchase or redemption by the Corporation or any of its subsidiaries of any class of capital stock;

(c)	the Corporation has an authorized capitalization as set forth in each of the Canadian Prospectus and the U.S. Prospectus, of which, as of September 4, 2009, (i) 16,666,974 Subordinate Voting Shares, (ii) 1,548,000 Multiple Voting Shares, (iii) 2,250,000 Series A Preferred Shares and (iv) 3,750,000 Series B Preferred Shares, respectively, have been duly and validly authorized and issued and are fully paid and non-assessable and no other shares are outstanding;

(d)	the Shares have been duly authorized for issuance, sale and delivery to the Agents pursuant to this Agreement and, when issued and delivered by the Corporation against payment of the consideration set forth herein, the Shares will be validly issued and fully paid and non-assessable and will conform to the description thereof contained in the Canadian Prospectus and the U.S. Prospectus; the issuance of the Shares is not subject to the preemptive or similar rights of any person;

(e)	the Corporation consents to the use by the Agents of the documents referred to in Section 6(1)(a) in connection with the Offering in the Qualifying Jurisdictions in compliance with the terms hereof;

(f)	this Agreement has been duly authorized, executed and delivered by, and is a valid and binding agreement of the Corporation, enforceable in accordance with its terms, except as to rights of indemnification and contribution hereunder which may be limited by applicable law and except as the enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles;

(g)	PricewaterhouseCoopers, LLP, Chartered Accountants, who have expressed their opinions with respect to the Financial Information contained in the Canadian Prospectus and the U.S. Prospectus, and any Canadian Prospectus Amendment or U.S. Registration Statement Amendment, as the case may be, are the auditors of the Corporation, are independent within the meaning of the Canada Business Corporations Act (the “CBCA”) and the Applicable Securities Laws and are independent public or certified public accountants as required by the U.S. Securities Act and the rules and regulations promulgated by the SEC thereunder and the U.S. Exchange Act and the rules and regulations thereunder;

(h)	the financial statements included or incorporated by reference in the Canadian Prospectus and the U.S. Prospectus, respectively, present fairly in all material respects the consolidated financial position of the Corporation and its consolidated subsidiaries as of and at the dates indicated and the results of their operations and cash flows for the periods specified. Such financial statements have been prepared in conformity with Canadian GAAP applied on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto. The financial data set forth in the Canadian Prospectus and the U.S. Prospectus under the captions “Summary Historical Consolidated Financial Data” and “Capitalization” fairly present in all material respects the information set forth therein on a basis consistent with that of the audited and unaudited financial statements contained or incorporated by reference in the Canadian Prospectus and the U.S. Prospectus.

(i)	each of the Corporation and its subsidiaries has been duly incorporated or formed and is validly existing as a corporation, partnership, limited liability company or other similar entity under the laws of the jurisdiction of its incorporation or formation and has power (corporate or other) and authority to own, lease and operate its properties and to conduct its business as described in the Canadian Prospectus and the U.S. Prospectus, except where failure to so own and operate any property or conduct any business would not result in a Material Adverse Change, and, in the case of the Corporation, to enter into and perform its obligations under this Agreement. Each of the Corporation and each subsidiary is duly qualified as a foreign corporation to transact business and is in good standing under the laws of each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except for such jurisdictions where the failure to so qualify or to be in good standing would not, individually or in the aggregate, result in a Material Adverse Change. All of the issued and outstanding capital stock of each subsidiary has been duly authorized and validly issued, is fully paid and non-assessable and is owned, except as otherwise expressly disclosed in the Canadian Prospectus and the U.S. Prospectus, and any Canadian Prospectus Amendment or U.S. Registration Statement Amendment, by the Corporation, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim. The Corporation’s principal subsidiaries are the subsidiaries listed in the Corporation’s Annual Information Form for the year ended December 31, 2008;

(j)	neither the Corporation nor any of its subsidiaries is in violation of its articles of incorporation or by-laws or is in default (or, with the giving of notice or lapse of time, would be in default) (“Default”) under any indenture, mortgage, loan or credit agreement, note, contract, franchise, lease or other instrument to which the Corporation or any of its subsidiaries is a party or by which it or any of them may be bound, or to which any of the property or assets of the Corporation or any of its subsidiaries is subject (each, an “Existing Instrument”), except for such Defaults as would not, individually or in the aggregate, result in a Material Adverse Change. The Corporation’s execution, delivery and performance of this

Agreement, the offer, sale and issuance of the Shares and the consummation of the transactions contemplated by the foregoing and by the Canadian Prospectus and the U.S. Prospectus: (i) have been duly authorized by all necessary corporate action and will not result in any violation of the provisions of the articles of incorporation or by-laws of the Corporation or any subsidiary; (ii) will not conflict with or constitute a breach of, or Default or a Debt Repayment Triggering Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Corporation or any of its subsidiaries pursuant to, or require the consent of any other party to, any Existing Instrument except for such conflicts, breaches, Defaults, liens, charges or encumbrances as would not, individually or in the aggregate, result in a Material Adverse Change; and (iv) will not result in any violation of any law, administrative regulation or administrative or court decree, including any insurance regulations, applicable to the Corporation or any subsidiary except for any violations which would not, individually or in the aggregate, result in a Material Adverse Change. Assuming compliance by the Agents with the terms and conditions contained herein, no consent, approval, authorization or other order of, or registration or filing with, any court or other governmental or regulatory authority or agency, including any insurance regulatory agency or body, is required for the Corporation’s execution, delivery and performance of this Agreement, the offer, sale and issuance of the Shares and the consummation of the transactions contemplated by the foregoing and by the Canadian Prospectus and the U.S. Prospectus, except such as have been obtained or made by the Corporation and are in full force and effect under the Applicable Securities Laws. As used herein, a “Debt Repayment Triggering Event” means any event or condition which gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Corporation or any of its subsidiaries;

(k)	the Corporation is a reporting issuer in the Province of Ontario and those other Offering Jurisdictions where the concept of a reporting issuer exists and is not on the list of defaulting issuers maintained by the applicable Securities Commissions;

(l)	there are no legal or governmental actions, suits or proceedings pending or, to the best of the Corporation’s knowledge, threatened: (i) against or, to the best of the Corporation’s knowledge, affecting the Corporation or any of its subsidiaries; (ii) which has as the subject thereof any officer or director of, or property owned by, the Corporation or any of its subsidiaries; or (iii) relating to environmental or discrimination matters, where in any such case (A) such action, suit or proceeding could reasonably be expected to be determined adversely to the Corporation or such subsidiary, and (B) any such action, suit or proceeding, if so determined adversely, would reasonably be expected to result in a Material Adverse Change or would reasonably be expected to adversely affect the consummation of the transactions contemplated by this Agreement. No labour dispute with the employees of the Corporation or any of its subsidiaries exists or, to the best of the

Corporation’s knowledge, is threatened or imminent, which might reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change;

(m)	the Corporation and its subsidiaries own or possess sufficient trademarks, trade names, patent rights, copyrights, domain names, licenses, approvals, trade secrets and other similar rights (collectively, “Intellectual Property Rights”) reasonably necessary to conduct their businesses as now conducted; and the expected expiration of any of such Intellectual Property Rights would not result in a Material Adverse Change. Neither the Corporation nor any of its subsidiaries has received any notice of infringement or conflict with asserted Intellectual Property Rights of others, which infringement or conflict, if the subject of an unfavourable decision, would result in a Material Adverse Change;

(n)	each of the Corporation and its subsidiaries is duly licensed to conduct an insurance or a reinsurance business, as the case may be, under the insurance statutes of each jurisdiction in which the conduct of its business requires such licensing, except for such jurisdictions in which the failure to be so licensed would not, individually or in the aggregate, result in a Material Adverse Change. Each of the Corporation and its subsidiaries has made all required filings under applicable insurance statutes in each jurisdiction where such filings are required, except for such jurisdictions in which the failure to make such filings would not, individually or in the aggregate, result in a Material Adverse Change. Each of the Corporation and its subsidiaries has all other necessary authorizations, approvals, orders, consents, certificates, permits, registrations and qualifications of and from all insurance regulatory authorities necessary to conduct their respective businesses as described in the Canadian Prospectus and the U.S. Prospectus, or any Canadian Prospectus Amendment or U.S. Registration Statement Amendment, as the case may be, except where the failure to have such authorizations, approvals, orders, consents, certificates, permits, registrations or qualifications would not, individually or in the aggregate, result in a Material Adverse Change, and each of the Corporation and its subsidiaries has not received any notification from any insurance regulatory authority to the effect that any additional authorization, approval, order, consent, certificate, permit, registration or qualification is needed to be obtained by each of the Corporation and its subsidiaries in any case where it could be reasonably expected that (x) each of the Corporation and its subsidiaries would be required either to obtain such additional authorization, approval, order, consent, certificate, permit, registration or qualification or to cease or otherwise limit the writing of certain business, and (y) the failure to obtain such additional authorization, approval, order, consent, certificate, permit, registration or qualification or the limiting of the writing of such business would result in a Material Adverse Change; and no insurance regulatory authority having jurisdiction over the Corporation or any of its subsidiaries has issued any order or decree impairing, restricting or prohibiting: (i) the payment of dividends by any of the Corporation’s subsidiaries to its parent, other than those restrictions applicable to insurance or reinsurance companies generally; or (ii) the continuation of the business of the Corporation or any of its subsidiaries in all material respects as presently conducted;

(o)	except as otherwise disclosed in the Canadian Prospectus and the U.S. Prospectus, or any Canadian Prospectus Amendment or U.S. Registration Statement Amendment, as the case may be, each of the Corporation and its subsidiaries has good and marketable title to all the properties and assets reflected as owned by each of them in the Canadian Prospectus and the U.S. Prospectus, or any Canadian Prospectus Amendment or U.S. Registration Statement Amendment, in each case free and clear of any security interests, mortgages, liens, encumbrances, equities, claims and other defects, except such as do not materially and adversely affect the value of such property and do not materially interfere with the use made or proposed to be made of such property by the Corporation or such subsidiary. The real property, improvements, equipment and personal property held under lease by the Corporation or any subsidiary are held under valid and enforceable leases, with such exceptions as do not result in a Material Adverse Change;

(p)	the Corporation and its consolidated subsidiaries have filed all necessary federal, provincial, state, local and foreign income and franchise tax returns, other than those which would not, individually or in the aggregate, result in a Material Adverse Change, and have paid all taxes required to be paid by any of them and, if due and payable, any related or similar assessment, fine or penalty levied against any of them except assessments against which appeals have been or will be promptly taken in good faith or as to which adequate reserves have been provided. Adequate charges, accruals and reserves have been made in the financial statements included or incorporated by reference in the Canadian Prospectus and the U.S. Prospectus, or any Canadian Prospectus Amendment or U.S. Registration Statement Amendment in respect of all federal, provincial, state, local and foreign income and franchise taxes for all periods as to which the tax liability of the Corporation or any of its consolidated subsidiaries has not been finally determined;

(q)	the Corporation has not taken, directly or indirectly, any action designed to or which has constituted or which might reasonably be expected to cause or result in stabilization or manipulation of the price of any security of the Corporation to facilitate the sale or resale of the Shares;

(r)	no relationship, direct or indirect, exists between or among any of the Corporation or any affiliate of the Corporation, on the one hand, and any director, officer, shareholder, customer or supplier of any of them, on the other hand, which would be required by the Applicable Securities Laws to be described in the Canadian Prospectus and the U.S. Prospectus, or any Canadian Prospectus Amendment or U.S. Registration Statement Amendment, which is not so described;

(s)	except as contemplated by this Agreement, the Corporation has not paid or agreed to pay to any person any compensation for soliciting another to purchase any Shares;

(t)	the Corporation maintains a system of accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with Canadian GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences;

(u)	the Corporation and its subsidiaries and any “employee benefit plan” (within the meaning of the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder (collectively, “ERISA”) established or maintained by the Corporation, its subsidiaries or their ERISA Affiliates (as defined below) are in compliance with ERISA and the Internal Revenue Code of 1986, as amended, and the regulations and published interpretations thereunder (the “Code”), except such as will not, individually or in the aggregate, result in a Material Adverse Change. “ERISA Affiliate” means, with respect to the Corporation or a subsidiary, any member of any group of organizations described in Sections 414(b), (c), (m) or (o) of the Code of which the Corporation or such subsidiary is a member. No “reportable event” (as defined under ERISA) has occurred or is reasonably expected to occur with respect to any “employee benefit plan” for which the Corporation, its subsidiaries or any of their ERISA Affiliates would have any liability, which might reasonably be expected to, individually or in the aggregate, result in a Material Adverse Change. No “employee benefit plan” for which the Corporation, its subsidiaries or any of their ERISA Affiliates would have any liability, if such “employee benefit plan” were terminated, would have any “amount of unfunded benefit liabilities” (as defined under ERISA) which might reasonably be expected to, individually or in the aggregate, result in a Material Adverse Change. Neither the Corporation, its subsidiaries nor any of their ERISA Affiliates has incurred or reasonably expects to incur any liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “employee benefit plan” or (ii) Sections 412, 4971, 4975 or 4980B of the Code which might reasonably be expected to, individually or in the aggregate, result in a Material Adverse Change. Each “employee benefit plan” established or maintained by the Corporation, its subsidiaries or any of their ERISA Affiliates that is intended to be qualified under Section 401 (a) of the Code is so qualified and nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification, which might reasonably be expected to, individually or in the aggregate, result in a Material Adverse Change. No event or series of events of the nature described in this Section 9(w) has occurred or is reasonably expected to occur for which the Corporation, its subsidiaries or any of their ERISA Affiliates would have any liability which might reasonably be expected to, individually or in the aggregate, result in a Material Adverse Change;

(v)	neither the Corporation nor any of its subsidiaries is, and upon the sale of the Shares herein contemplated neither will be a “passive foreign investment company” as defined in Section l297(a) of the Code. The Corporation does not expect that the Corporation or any of its subsidiaries will become a passive foreign investment company. Neither the Corporation nor any of its subsidiaries is, and upon the sale of the Shares herein contemplated neither will be a “foreign personal holding company” as defined in Section 552 of the Code. The Corporation does not expect that the Corporation or any of its subsidiaries will become a foreign personal holding company. The Corporation does not believe that the Corporation or any of its subsidiaries is, and upon the sale of the Shares herein contemplated neither will be, a “controlled foreign corporation” as defined in Section 957 of the Code. The Corporation does not expect that the Corporation or any of its subsidiaries will become a controlled foreign corporation. The Corporation believes that the Corporation and each of its subsidiaries should fall within the exception of Section 953(c)(3)(A) of the Code;

(w)	no filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or Governmental Authority or agency is necessary or required in connection with the Offering of the Shares, for the due authorization, execution and delivery by the Corporation of this Agreement or the Shares or for the performance by the Corporation of its obligations under this Agreement or the Shares, except for such filings required by the Applicable Securities Laws as are contemplated by this Agreement and the filings contemplated by Section 9(cc);

(x)	a registration statement (the “Registration Statement”) on Form F-10 (File No. 333-161637), including the related U.S. Base Prospectus dated August 31, 2009, with respect to the securities of the Corporation, including and covering the Shares, was prepared by the Corporation in conformity in all material respects with the requirements of the U.S. Securities Act, was filed with the SEC on the SEC’s Electronic Data Gathering and Retrieval System (“EDGAR”) and became effective upon filing with the SEC pursuant to Rule 467(a) under the U.S. Securities Act; the Corporation has also prepared and filed with the SEC on EDGAR a Form F-X at the time of the initial filing of the Registration Statement;

(y)	the Corporation meets the general eligibility requirements for use of Form F-10 under the U.S. Securities Act;

(z)	no stop order suspending the effectiveness of the Registration Statement and the Registration Statement has been issued under the U.S. Securities Act and no proceedings for that purpose have been instituted or are pending or, to the knowledge of the Corporation, are contemplated by the SEC; and any request on the part of the SEC for additional information has been complied with;

(aa)	the Corporation will, within the time period prescribed herein, file the U.S. Prospectus Supplement with the SEC on EDGAR in accordance with General Instruction II.L. of Form F-10 under the U.S. Securities Act, except for such deletions therefrom and additions thereto as are permitted or required by Form F-10 and the applicable rules and regulations of the SEC, will provide reasonable evidence to the Agents of such timely filing (with filing on EDGAR to be conclusive evidence thereof);

(bb)	the Registration Statement, when it became effective, and any amendments or supplements thereto, and the Form F-X complied, and on the Closing Date will comply, in all material respects with the requirements of the U.S. Securities Act;

(cc)	neither the Registration Statement nor any amendment or supplement thereto when it became effective or at its most recent effective time contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading;

(dd)	there are no stamp, documentary or similar taxes exigible upon the issuance of the Shares;

(ee)	the Proposed Transaction (as defined in the Canadian Prospectus Supplement) shall not be considered a proposed “significant acquisition” within the meaning of National Instrument 44-101 — Short Form Prospectus Distributions;

(ff)	the statements in the Canadian Base Prospectus and U.S. Base Prospectus under the caption “Insurance Regulatory Matters”, insofar as such statements constitute matters of law, summaries of legal matters or legal conclusions affecting the Corporation and its subsidiaries, fairly present and summarize, in all material respects, the matters referred to therein;

(gg)	the Corporation has arranged for the purchase of the Shares by certain institutional investors (the “Institutional Investors”) identified by the Corporation to the Agents and each Institutional Investor is a sophisticated institutional investor that has made its own decision to purchase the Shares without any investment advice from the Agents; and

(hh)	any certificate signed by an officer of the Corporation and delivered to the Agents or to counsel for the Agents pursuant hereto shall be deemed to be a representation and warranty by the Corporation to the Agents as to the matters set forth therein.
Section 10. Covenants of the Corporation.
The Corporation covenants and agrees with the Agents that the Corporation:

(1)	between the date hereof and the date of completion of distribution of the Shares, will advise the Agents, promptly after receiving notice or obtaining knowledge thereof, of:
(a)	the issuance by any Securities Commission of any order suspending or preventing the use of any of the Offering Documents, including without limitation the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement;

(b)	the suspension of the qualification of the Shares in any of the Offering Jurisdictions;

(c)	the issuance by any Securities Commission or any Exchange of any order having the effect of ceasing or suspending the distribution of the Shares or the trading in any securities of the Corporation, or of the institution or, to the knowledge of the Corporation, threatening of any proceeding for any such purpose;

(d)	the institution, threatening or contemplation of any proceeding for any purposes described in subparagraphs (1)(a) or (b) of this Section 10; and

(e)	any requests made by any Securities Commission for amending or supplementing any of the Offering Documents or for additional information;
and the Corporation will use its best efforts to prevent the issuance of any order referred to in subparagraph 1(a) above or subparagraph 1(c) above and, if any such order is issued, to obtain the withdrawal thereof at the earliest possible time.

(2)	the Corporation will use its best efforts to obtain the conditional listing of the Shares on the TSX and NYSE by the Time of Closing subject only to the official notice of issuance and the Corporation will, following the Time of Closing, promptly satisfy all conditions to listing of the TSX and NYSE;

(3)	will immediately notify the Agents, and confirm such notice in writing, of any filing made by the Corporation of information relating to the Offering with the Securities Commissions for the period hereof until completion of the distribution of the Shares;

(4)	will not, directly or indirectly, without the prior written consent of CIBC: (a) issue, offer, sell, secure, pledge, grant any option, right or warrant to purchase or otherwise lend, transfer or dispose of (or agree to do any of such things or announce any intention to do any of such things) any Subordinate Voting Shares of the Corporation or any securities convertible into, or exchangeable or exercisable for, Subordinate Voting Shares of the Corporation; or (b) make any short sale, engage in any hedging transactions, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Subordinate Voting Shares, whether any such transaction described in this Section 10(5) is to be settled by delivery of Subordinate Voting Shares, other securities, cash or otherwise, for a period commencing on the date hereof and ending on the date that is 90 days after the Closing Date, except that the Corporation may (i) issue Subordinate Voting Shares or any such substantially similar securities or options, rights or other securities convertible into or exercisable for Subordinate Voting Shares pursuant to any equity incentive plan, stock ownership or purchase plan, dividend reinvestment plan or other equity plan in effect as of the date of this Agreement, (ii) issue Subordinate Voting Shares issuable upon the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options outstanding as of the date of this Agreement, (iii) issue Subordinate Voting Shares or options, rights or other securities convertible or exercisable for Subordinate Voting Shares at any time that the issue price of the Subordinate Voting Shares is greater than the Offering Price, or (iv) issue Subordinate Voting Shares or other securities convertible into Subordinate Voting Shares in connection with an acquisition of a business or entity, a consolidation, merger, combination or plan of arrangement, or a transaction or series of transactions entered into in response to an unsolicited bid by a third party to engage in any of the foregoing transactions provided that nothing contained in this Section 10(4) shall prevent the Corporation from amending the Canadian Base Prospectus or the Registration Statement to increase the aggregate amount of securities to be offered thereby or from filing a new unallocated base shelf prospectus in Canada or shelf registration statement in the United States;

(5)	that, unless it obtains the prior written consent of CIBC, and each Agent, severally, and not jointly or jointly and severally, agrees that, unless it obtains the prior consent of the Corporation and the Agent, it has not made and will not make any offer relating to the Shares that would constitute an Issuer Free Writing Prospectus. Each Agent, severally, and not jointly or jointly and severally, agrees that, unless it obtains the prior written consent of the Corporation and the Agents, not to take any action that would result in the Corporation being required to file with the SEC under Rule 433(d) under the U.S. Securities Act a free writing prospectus prepared by or on behalf of such Agent that otherwise would not be required to be filed by the Corporation thereunder but for the action of such Agent; provided, however, that the prior written consent of the parties hereto shall be deemed to have been given in respect of the Issuer Free Writing Prospectuses included in Schedule “A” hereto. Any such Issuer Free Writing Prospectus or free writing prospectus consented to by the Agents or the Corporation is hereinafter referred to as a “Permitted Free Writing Prospectus”. The Corporation agrees that (i) it has treated and will treat, as the case may be, each Permitted Free Writing Prospectus as an Issuer Free Writing Prospectus and (ii) it has complied and will comply, as the case may be, with the requirements of Rules 164 and 433 under the U.S. Securities Act applicable to any Permitted Free Writing Prospectus, including in respect of timely filing with the SEC, legending and record keeping;

(6)	as soon as practicable but in any case not later than June 30, 2010, the Corporation will make generally available to its security holders an earnings statement or statements of the Corporation and its subsidiaries which will satisfy the provisions of Section 12(a) of the U.S. Securities Act and Rule 158 thereunder; and

(7)	will use the net proceeds from the Offering as described in the Canadian Prospectus Supplement and the U.S. Prospectus Supplement.
Section 11. Conditions of Closing
     The obligations of the Agents under this Agreement shall be subject to the accuracy of the representations and warranties on the part of the Corporation set forth in Section 9 hereof as of the date hereof and as of the Closing Date as though then made, to the timely performance by the Corporation of its covenants and other obligations hereunder and to the following additional conditions:
(1)	the Agents receiving, at the Time of Closing:

(a)	a certificate, dated as at the Closing Date and signed by the Chairman of the Board, Chief Executive Officer, President or Vice President of the Corporation and the Chief Financial Officer or Chief Accounting Officer of the Corporation, certifying for and on behalf of the Corporation and not in their personal capacity, after having made reasonable enquiries, that: (i) the representations, warranties and covenants of the Corporation set forth in Sections 6(2) and 9 of this Agreement are true and correct with the same force and effect as though expressly made on and as of the Closing Date; (ii) no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or threatened and no order, ruling or determination having the effect of ceasing or suspending trading in the Shares or other securities of the Corporation has been issued and no proceedings for such purpose have been instituted or threatened; and (iii) the Corporation has complied with all the agreements hereunder and satisfied all the conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date;

(b)	a favourable legal opinion, dated the Closing Date, from the Corporation’s United States counsel, Shearman & Sterling LLP, in form and substance satisfactory to the Agents, with respect to the following matters:

(i)	no authorization, approval or other action by and no notice to or filing with, any United States federal or New York governmental authority or regulatory body, is required for the due execution and performance by the Corporation of this Agreement, except as have been obtained and are in full force and effect under the U.S. Securities Act and the rules and regulations promulgated thereunder, and as may be required under the securities or blue sky laws of any jurisdiction in the United States in connection with the offer and sale of the Shares;

(ii)	the statements in the U.S. Prospectus under the caption “Certain Income Tax Considerations — Certain U.S. Federal Income Tax Information For U.S. Holders”, in each case, insofar as such statements constitute summaries of legal matters or documents referred to therein, fairly summarize in all material respects the legal matters or documents referred to therein;

(iii)	the Corporation is not required to register as an “investment company” under the Investment Company Act of 1940, as amended; and

(iv)	such counsel shall state in a separate letter that they do not assume any responsibility for the accuracy, completeness or fairness of any of the statements made in the Registration Statement or the U.S. Prospectus, except as set forth in its opinion letter regarding the statements under the caption “Certain Income Tax Considerations — Certain U.S. Federal Income Tax Information For U.S. Holders”, and they do not express any opinion or belief as to the financial statements and other financial or statistical data contained therein or omitted therefrom, or as to the report of management’s assessment of the effectiveness of internal control over financial reporting or the auditors’ attestation report thereon; assuming the compliance of the Canadian Prospectus, including the documents incorporated by reference therein, with the requirements of the securities laws, rules and regulations of the Qualifying Jurisdictions as interpreted and applied by the Principal Regulator each of, the Registration Statement and the U.S. Prospectus, appears on its face to be appropriately responsive in all material respects to the requirements of the U.S. Securities Act and the applicable rules and regulations of the SEC thereunder. Further, nothing that came to such counsel’s attention in the course of its review has caused such counsel to believe that (i) the Registration Statement, as of the Applicable Time, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading or that (ii) the U.S. Prospectus, as of the Applicable Time or the Closing Date, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(c)	a favourable legal opinion, dated the Closing Date, from the Corporation’s Canadian counsel, Torys LLP in form and substance satisfactory to the Agents, with respect to the following matters:

(i)	the Corporation is a corporation existing under the laws of Canada, with the corporate power and authority to own, lease and operate its properties and conduct its business as described in the Canadian Prospectus and to perform its obligations under this Agreement;

(ii)	the Corporation’s authorized share capital consists of an unlimited number of multiple voting shares, an unlimited number of Subordinate Voting Shares and an unlimited number of preferred shares, issuable in series;

(iii)	there are no stamp, documentary or similar taxes exigible upon the issuance of the Shares;

(iv)	no consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body, including any insurance regulatory agency or body of Canada or the Province of Ontario, is required for the issue and sale of the Shares or the consummation of the other transactions contemplated by this Agreement, except such consents, approvals, authorizations, registrations or qualifications as have been obtained;

(v)	all necessary corporate action has been taken by the Corporation to authorize the execution and delivery of the Canadian Prospectus and the filing thereof with the Canadian Securities Commissions;

(vi)	this Agreement has been duly authorized, executed and delivered by the Corporation, and constitutes a legal, valid and binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting the rights of creditors generally and subject to such other standard assumptions and qualifications, including the qualifications that equitable remedies may be granted in the discretion of a court of competent jurisdiction and that enforcement of rights to indemnity, contribution and waiver of contribution set out in this Agreement may be limited by applicable law;

(vii)	all necessary corporate action has been taken by the Corporation to authorize the creation, issuance, sale and delivery of the Shares to be delivered at the Time of Closing;

(viii)	the execution and delivery of this Agreement and the performance of its obligations thereunder by the Corporation do not: (a) violate any provision of any law, statute, rule or regulation as presently in effect in the Province of Ontario or the federal laws of Canada applicable therein; or (b) conflict with or contravene the articles of incorporation or by-laws of the Corporation;

(ix)	the TSX has conditionally approved the listing of the Shares to be delivered at the Time of Closing subject only to the filing of documents in accordance with the requirements of the TSX and notice of issuance;

(x)	upon receipt of payment for the Shares to be delivered at the Time of Closing in accordance with the terms of this Agreement, such Shares will be validly issued and outstanding as fully-paid and non-assessable shares;

(xi)	all necessary documents have been filed, all necessary proceedings have been taken and all necessary authorizations, approvals, permits, consents and orders have been obtained under Canadian Securities Laws to qualify the Shares for distribution and sale in the Qualifying Jurisdictions by or through investment dealers or brokers duly registered under the applicable Canadian Securities Laws who comply with the relevant provisions of such laws and the terms of such registration;

(xii)	CIBC Mellon Trust Company has been duly appointed as the transfer agent and registrar for the Shares;

(xiii)	the statements under the headings “Eligibility for Investment”, “Certain Income Tax Considerations — Certain Canadian Federal Income Tax Information For Canadian Residents” and “Certain Income Tax Considerations — Certain Canadian Federal Income Tax Information For U.S. Residents” in the Canadian Prospectus are true and correct;

(xiv)	the attributes of the Shares conform in all material respects with the description contained in the Canadian Prospectus Supplement under the caption “Description of Subordinate Voting Shares” and in the Canadian Prospectus under the caption “Description of Subordinate Voting Shares and Preferred Shares”;

(xv)	the form of the definitive share certificate representing the Shares to be delivered at the Time of Closing complies with the provisions of the CBCA and has been duly approved by the Corporation; and

(xvi)	such counsel shall state in a separate letter that no facts have come to their attention which lead them to believe that the Canadian Prospectus or any Canadian Prospectus Amendment (other than (i) statements relating to the non-Canadian subsidiaries of the Company or (ii) the financial statements and other financial or statistical data and information relating to insurance reserves included or incorporated by reference therein or omitted therefrom, as to which they have not been requested to comment), at the date hereof and the Closing Date, contained or contains an untrue statement of a material fact or omitted or omits to state a material fact necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading; provided that in giving the foregoing opinion, such counsel may state that: (a) they have not verified and are not passing upon and do not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Canadian Prospectus except as set forth in paragraph (xv) above; (b) they have participated in the preparation of the Canadian Base Prospectus (not including the documents incorporated therein by reference) and in meetings with representatives of the Corporation, United States counsel for the Corporation, the independent auditors of the Corporation at which the contents of the Canadian Base Prospectus (not including the documents incorporated therein by reference) and related matters were reviewed and discussed; (c) they have participated in the preparation of the Canadian Prospectus Supplement (not including the documents incorporated therein by reference) and in meetings with representatives of the Corporation, United States counsel for the Corporation, the independent auditors of the Corporation, and with counsel to and representatives of the Agents, at which the contents of the Canadian Prospectus Supplement (not including the documents incorporated therein by reference) and related matters were reviewed and discussed; (c) a material fact in relation to the offering of the Shares by the Corporation means a fact that significantly affects, or would reasonably be expected to have a significant effect on, the market price or value of the Shares; and (d) that such counsel’s comments set out in this paragraph concerning the materiality of facts which have come to such counsel’s attention are based on their experience in practicing securities law and on the meaning of a material fact as stated above and should not be interpreted as an opinion or expert comment about financial facts or the impact of any facts on market prices or values of securities, and that such counsel are not qualified to judge the impact which any facts may have in the securities marketplace.
In connection with such opinion, counsel to the Corporation may rely on the opinions of local counsel in the Qualifying Jurisdictions acceptable to the Agents, acting reasonably, as to the qualification for distribution of the Shares or such opinions as may be given directly by local counsel of the Corporation with respect to those items and as to other matters governed by the laws of jurisdictions other than the province in which they are qualified to practice and may rely, to the extent appropriate in the circumstances, as to matters of fact on certificates of officers of the Corporation and others;
(d)	legal opinions from Osler, Hoskin & Harcourt LLP and Dewey & LeBoeuf LLP, with respect to such legal matters as the Agents may reasonably request;

(e)	an updated comfort letter from PricewaterhouseCoopers LLP, Chartered Accountants, dated the Closing Date and acceptable in form and substance to the Agents, acting reasonably, with respect to the Financial Information contained in the Canadian Prospectus and the U.S. Prospectus or any Canadian Prospectus Amendment or U.S. Registration Statement Amendment, as the case may be, including any documents incorporated therein by reference, which comfort letter shall be in addition to any comfort letters required by and addressed to securities regulatory authorities and shall be based on a review by the auditors having a cut-off date not more than four business days prior to the date of the comfort letter; and

(f)	such other matters as the Agents may reasonably request,
(2)	(i) no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been instituted or threatened; and (ii) no order, ruling or determination having the effect of ceasing or suspending trading in the Shares or other securities of the Corporation shall have been issued and no proceedings for such purpose shall have been instituted or threatened;

(3)	for the period from the date of this Agreement and prior to the Closing Date, there shall not have occurred any announcement of any downgrading, nor shall any announcement have been made of any watch for possible downgrade, in the rating accorded the financial strength or claims paying ability of the Corporation or any of its material subsidiaries by Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business or A.M. Best Company.
If any of the conditions specified in this Section 11, when and as required to be satisfied, is not satisfied, this Agreement may be terminated by the Agents by notice to the Corporation at any time on or prior to the Closing Date, which termination shall be without liability on the part of any other party, except that Sections 13, 14 and 15 shall at all times be effective and shall survive such termination.
Section 12. Closing
(1)	The purchase and sale of the Shares shall be completed at the Time of Closing at the offices of Torys LLP, Suite 3000, 79 Wellington Street West, TD Centre, Toronto, Ontario, M5K 1N2 or such other place in Toronto as the Agents and the Corporation may agree upon. At the Time of Closing, the Corporation shall deliver to the Agents a certificate in global form representing the Shares against payment by the Agents to the Corporation of $791,799,868.00 by wire transfer (to a bank account designated by the Corporation to the Agents at least two business days prior to the Time of Closing or as otherwise agreed to by the Corporation and the Agents) in the City of Toronto, together with a receipt signed by CIBC for such global certificate. The parties agree that the Agents shall deduct from the purchase price payable to the Corporation an amount equal to the Agents’ Fee in satisfaction of the Corporation’s obligation to pay the Agents’ Fee. The Agents’ Fee shall be calculated as follows: (x) 1.00% of the gross proceeds from the sale of Shares to Institutional Investors plus (y) 4.00% of the gross proceeds from the sale of the Shares to purchasers other than Institutional Investors. The parties hereto agree that the Agents’ Fee shall be apportioned as follows:

(i) first, CIBC,as sole bookrunner, shall receive 5% of the aggregate Agents’ Fee as work fee;

(ii) second, the remainder of the aggregate Agents’ Fee shall be allocated as follows:

CIBC World Markets Inc.	20%
Merrill Lynch Canada Inc.	20%
Scotia Capital Inc.	20%
BMO Nesbitt Burns Inc.	15%
RBC Dominion Securities Inc.	15%
Cormark Securities Inc.	4%
GMP Securities L.P.	4%
Citigroup Global Markets Canada Inc.	2%

Total	100%
If a material change or a change in a material fact or discovery of an undisclosed material fact such as is contemplated in Section 8(1) hereof occurs after the Canadian Prospectus Supplement and U.S. Prospectus Supplement is filed and prior to the Closing Time in respect of which a Canadian Prospectus Amendment or U.S. Registration Statement Amendment has been filed in the Offering

Jurisdictions, then, subject to Section 17 hereof, the Time of Closing shall be at 8:00 a.m. (Toronto time) on the third business day following the later of: (i) the date on which all applicable filing or other requirements with respect to such material change, change in material fact or discovery of a material fact have been fulfilled in all of the Offering Jurisdictions and any appropriate receipts obtained therefor; and (ii) the date on which commercial copies of any Canadian Prospectus Amendment or U.S. Registration Statement Amendment have been delivered in accordance with Section 6(d) hereof. In the event that the Time of Closing has not occurred on or before September 18, 2009 and the Agents and the Corporation have not otherwise agreed, this Agreement shall, subject to Section 17 hereof, terminate.
(2)	The certificate in global form representing the Shares shall be delivered on behalf of the Agents to CDS Clearing and Depository Services Inc. (“CDS”), together with a direction to CDS with respect to the crediting of Shares to the accounts of the participants of CDS. The Corporation shall pay all fees and expenses payable to CDS in connection with the preparation, delivery and certification of the Shares contemplated hereunder.
Section 13. Indemnification
     The Corporation shall protect and indemnify the Agents and the Agents’ directors, officers, agents, employees and affiliates (collectively, the “Indemnified Parties”) from and against all losses, claims, costs, damages and liabilities caused by or arising directly or indirectly by reason of:
(1)	any information or statement (except any information or statement furnished by and relating solely to any of the Agents) contained in the Canadian Prospectus or the U.S. Prospectus, or any Canadian Prospectus Amendment or U.S. Registration Statement Amendment, or, in each case, any document incorporated therein by reference or in any other document or material filed or delivered pursuant hereto, being or being alleged to be a misrepresentation (as defined in the Applicable Securities Laws) or an untrue statement of a material fact, or any omission or alleged omission to state therein any material fact (except facts or information relating solely to any of the Agents), necessary to make any statement therein not misleading, or not misleading in the light of the circumstances under which it was made;

(2)	any order made or inquiry, investigation or proceeding commenced or threatened by any securities regulatory authority or by any other competent authority, based upon any untrue statement, omission or misrepresentation (as defined in the Applicable Securities Laws) or alleged untrue statement, omission or misrepresentation (except a statement, omission or misrepresentation relating solely to any of the Agents) in the Canadian Prospectus or the U.S. Prospectus, or any Canadian Prospectus Amendment or U.S. Registration Statement Amendment, or, in each case, any document incorporated therein by reference or in any other document or material filed or delivered pursuant hereto (except any document or material delivered or filed solely by any of the Agents) preventing or restricting the trading in or the sale or Offering of the Shares or any of them or any securities of the Corporation in any of the Offering Jurisdictions;

(3)	the non-compliance or alleged non-compliance by the Corporation with any of the Applicable Securities Laws, including the Corporation’s non-compliance with any statutory requirement to make any document available for inspection; or

(4)	any breach by the Corporation of its representations, warranties, covenants or obligations to be complied with under this Agreement.
If any claim contemplated by this Section 13 shall be asserted against any of the Indemnified Parties, or if any potential claim contemplated by this Section 13 shall come to the knowledge of any of the Indemnified Parties, the Indemnified Party concerned shall notify the Corporation as soon as possible of the nature of such claim (provided that any failure to so notify shall not affect the Corporation’s liability under this Section 13 to the extent that such failure or delay does not significantly prejudice the defence of the proceedings or increase the liability which the Corporation would otherwise have hereunder) and the Corporation shall, subject as hereinafter provided, be entitled (but not required) to assume the defence on behalf of the Indemnified Party of any suit brought to enforce such claim; provided that the defence shall be through legal counsel acceptable to the Indemnified Party, acting reasonably, and no admission of liability shall be made by the Corporation or the Indemnified Party without, in each case, the prior written consent of all the parties hereto, such consent not to be unreasonably withheld or delayed. An Indemnified Party shall have the right to employ separate counsel in any such suit and participate in the defence thereof but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless: (i) the Corporation fails to assume the defence of such suit on behalf of the Indemnified Party within ten days of receiving notice of such suit; (ii) the employment of such counsel has been authorized by the Corporation; or (iii) the named parties to any such suit include both the Indemnified Party and the Corporation and the Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to the Indemnified Party which are different from or in addition to those available to the Corporation and that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them (in which case the Corporation shall not have the right to assume the defence of such suit on behalf of the Indemnified Party but shall be liable to pay the reasonable fees and expenses of counsel for the Indemnified Party). It is understood, however, that the Corporation will, in connection with any one such action, suit or proceeding or separate but substantially similar or related actions, suits or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of only one separate law firm (in addition to any local counsel) at any time for all such Indemnified Parties not having actual or potential differing interests. It is the intention of the Corporation to constitute the Agents trustees for the Agents’ directors, officers, agents, employees and affiliates of the covenants of the Corporation under this Section 13 with respect to the Agents’ directors, officers, agents, employees and affiliates and the Agents agree to accept such trust and to hold and enforce such covenants on behalf of such persons.
The right of indemnity will not enure to the Indemnified Parties if the Corporation has complied with Section 6(1)(a) and 6(1)(b) and the person asserting any claim contemplated by this Section 13 was not provided with a copy of the Canadian Prospectus or the U.S. Prospectus, or any

Canadian Prospectus Amendment or U.S. Registration Statement Amendment, which corrects any untrue or misleading statement or misrepresentation which is the basis of such claim and which was required under Applicable Securities Laws to be delivered by the Agents to such person.
Section 14. Contribution
(1)	Contribution. In order to provide for a just and equitable contribution in circumstances in which the indemnity provided in Section 13 would otherwise be available in accordance with its terms but is, for any reason, held to be unavailable to or unenforceable by the Agents or enforceable otherwise than in accordance with its terms, the Corporation (the “Indemnifier”) and the Agents shall contribute to the aggregate of all claims, expenses, costs and liabilities and all losses (other than loss of profits) of a nature contemplated in Section 13 and suffered or incurred by the Indemnifier and one or more of the Agents in such proportions so that the Agents are responsible for the portion represented by the percentage that the aggregate fee payable by the Corporation to the Agents bears to the Purchase Price of the Shares and the Indemnifier is responsible for the balance, whether or not they have been sued together or sued separately. The Agents shall not in any event be liable to contribute, in the aggregate, any amounts in excess of such aggregate fee or any portion thereof actually received. However, no party who has engaged in any fraud, fraudulent misrepresentation or gross negligence shall be entitled to claim contribution from any person who has not engaged in such fraud, fraudulent misrepresentation or gross negligence.

(2)	Right of Contribution in Addition to Other Rights. The rights to contribution provided in this Section 14 shall be in addition to and not in derogation of any other right to contribution which the Agents may have by statute or otherwise at law.

(3)	Calculation of Contribution. In the event that the Indemnifier may be held to be entitled to contribution from the Agents under the provisions of any statute or at law, the Indemnifier shall be limited to contribution in an amount not exceeding the lesser of:
(a)	the portion of the full amount of the loss or liability giving rise to such contribution for which the Agents are responsible as determined in Section 14(1), and

(b)	the amount of the aggregate fee actually received by the Agents from the Corporation hereunder.
(4)	Notice. If any of the Agents has reason to believe that a claim for contribution may arise, it shall give the Indemnifier notice thereof in writing as soon as reasonably possible, but failure to notify the Indemnifier shall not relieve the Indemnifier of any obligation which it may have to the Agents under this Section 14.

(5)	Right of Contribution in Favour of Others. With respect to this Section 14, the Indemnifier acknowledges and agrees that the Agents are contracting on their own behalf and as agents for their directors, officers, employees and agents.

Section 15. Expenses
(1)	If this Agreement is terminated pursuant to Section 11, 12(1) or 17, or if the sale of the Shares on the Closing Date is not consummated because of any refusal, inability or failure on the part of the Corporation to perform any agreement herein or to comply with any provision hereof, the Corporation agrees to reimburse the Agents upon demand for all out-of-pocket expenses that shall have been reasonably incurred by the Agents in connection with the proposed Offering of the Shares, including but not limited to fees and disbursements of counsel, printing expenses, travel expenses, postage, facsimile and telephone charges.

(2)	The Corporation agrees to pay all costs, fees and expenses incurred in connection with the performance of its obligations hereunder and in connection with the transactions contemplated hereby, including without limitation: (i) all expenses incident to the issuance and delivery of the Shares (including all printing and engraving costs); (ii) all necessary issue, transfer and other stamp taxes in connection with the issuance and sale of the Shares to the Agents; (iv) all fees and expenses of the Corporation’s counsel, independent public or certified public accountants and other advisors to the Company; (v) all costs and expenses incurred in connection with the preparation, printing, shipping and distribution of the Canadian Prospectus and U.S. Prospectus, and Canadian Prospectus Amendment and U.S. Registration Statement Amendment, and this Agreement, (vi) the expenses of the Corporation and the Agents in connection with the marketing and offering of the Shares; and (vii) the cost of making the Shares eligible for clearance and settlement through the facilities of CDS.
Section 16. All Terms to be Conditions
     The Corporation agrees that all terms and conditions of this Agreement shall be construed as conditions and complied with insofar as the same relate to acts to be performed or caused to be performed by the Corporation, and the Corporation will use its commercially reasonable efforts to cause all such conditions to be complied with. Any breach or failure by the Corporation to comply with any of such conditions shall entitle each of the Agents to terminate their respective obligations under this Agreement, by written notice to that effect given to the Corporation at or prior to the Time of Closing. It is understood that each of the Agents may waive, in whole or in part, or extend the time for compliance with, any terms and conditions without prejudice to its rights in respect of any other of such terms and conditions or any other or subsequent breach or non-compliance, provided that to be binding on an Agent any such waiver or extension must be in writing and signed by such Agent.
Section 17. Termination by Agents in Certain Events.
(1)	Each of the Agents shall also have the right to terminate its obligations hereunder, without any liability on such Agent’s part, by written notice to the Corporation and CIBC in the event that after the date hereof and at or prior to the Time of Closing:
(a)	there should occur any material change or any change in any material fact or a new material fact shall arise (other than a change or fact related solely to an

Agent), or any Agent becomes aware of any previously undisclosed material fact as contemplated by Section 8 hereof, which, in each case, in the opinion of the Agents, acting reasonably, has or would be expected to have a significant adverse effect on the market price or value of the Shares;

(b)	there should develop, occur, come into effect or be announced any occurrence of national or international consequence or any action, governmental law or regulation or other occurrence of any nature whatsoever which, in the opinion of the Agents, acting reasonably, seriously adversely affects, or will seriously adversely affect, the financial markets or the business of the Corporation on a consolidated basis and such event would be expected to have a significant adverse effect on the market price or value of the Shares; or

(c)	any inquiry, action, suit, investigation or other proceeding (whether formal or informal) is commenced, announced or threatened or any order is made by any federal, provincial, state, municipal or other governmental department, commission, board, bureau, agency, regulatory authority or other instrumentality including, without limitation, the TSX and the NYSE or any Securities Commission involving the Corporation or there is a change of law which, in each case in the reasonable opinion of the Agent, operates to prevent, suspend or restrict the trading or distribution of the Shares except for any such inquiry, investigation, proceeding or order based solely on the activities of the Agents and not of the Corporation.
(2)	The rights of termination contained in Sections 11, 12(1) and 17(1) may be exercised by each Agent and are in addition to any other rights or remedies such Agent may have in respect of any default, act or failure to act or non-compliance by the Corporation in respect of any of the matters contemplated by this Agreement or otherwise. In the event of any such termination, there shall be no further liability on the part of such Agent to the Corporation or on the part of the Corporation to such Agent except in respect of any liability under Sections 13, 14 and 15. A notice of termination given by an Agent under Sections 11, 12(1) and 17(1) shall not be binding on any other Agent.
Section 18. Obligations of the Agents to be Several
     Subject to the terms and conditions hereof, the obligation of the Agents pursuant to this Agreement shall be several, and not joint and several.
Section 19. Notices
     Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered,
If to the Corporation:
Fairfax Financial Holdings Limited
Suite 800, 95 Wellington Street West

Toronto, Ontario
M5J 2N7
Canada
Attention: Bradley Martin
                  Vice-President, Chief Operating Officer and Corporate Secretary
Telephone: (416) 367-4941
Facsimile: (416) 367-4946
In case of any Notice to the Corporation, with a copy to:
Torys LLP
79 Wellington Street West, Suite 3000
Box 270, TD Centre
Toronto, Ontario
M5K 1N2
Canada
Attention: David Chaikof
Facsimile: (416) 865-7380
and
Shearman & Sterling LLP
Suite 4405, 199 Bay Street
Commerce Court West
Toronto, Ontario
M5L 1E8
Canada
Attention: Christopher J. Cummings
Facsimile: (416) 360-2127
If to the Agents, to CIBC on their behalf:
CIBC World Markets Inc.
161 Bay St, BCE Place
P.O. Box 500
Toronto, Ontario
M5J 2S8
Canada
Attention: Don Fox
                  Robert J. Richardson

Facsimile: (416) 304-4573
In case of any Notice to an Agent, with a copy to:
Osler, Hoskin & Harcourt LLP
Suite 6100, 100 King Street West
1 First Canadian Place
Toronto, Ontario
M5X 1B8
Attention: Mark DesLauriers
Facsimile: (416) 862-6666
and
Dewey & LeBoeuf LLP
1301 Avenue of the Americas
New York, NY 10019
United States of America
Attention: Alexander M. Dye
Facsimile: (212) 649-9379
or to such other address as any of the persons may designate by notice given to the others in accordance with this Section 19.
     The Corporation and the Agents may change their respective addresses for notices by notice given in the manner aforesaid. Any such notice or other communication shall be in writing, and unless delivered personally to the addressee or to a responsible officer of the addressee, as applicable, shall be given by telecopy and shall be deemed to have been given when: (i) in the case of a notice delivered personally to a responsible officer of the addressee, when so delivered; and (ii) in the case of a notice delivered or given by telecopy on the first business day following the day on which it is sent
Section 20. Authority of CIBC
     CIBC is hereby authorized by the other Agents to act on their behalf and the Corporation shall be entitled to and shall act on any communication given or agreement entered into by or on behalf of the Agents which hereby represent and warrant that they have irrevocable authority to bind the Agents, except in respect of any consent to a settlement pursuant to Sections 13 and 14, which consent shall be given by the Indemnified Party, a notice of termination or waiver pursuant to Sections 11, 16 or 17 which notice may be given by any of the Agents or any amendment to this Agreement which must be signed by all of the Agents. CIBC shall consult fully with the other Agents concerning any matter in respect of which it acts as representative of the Agents.
Section 21. Miscellaneous
(a)	This Agreement shall enure to the benefit of, and shall be binding upon, the Agents and the Corporation and their respective successors and legal representatives.

(b)	This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario and the courts of such province shall have exclusive jurisdiction over any dispute hereunder.

(c)	Time shall be of the essence of this Agreement.

(d)	The words, “hereunder”, “hereof” and similar phrases mean and refer to this Agreement.

(e)	All representations, warranties, covenants and agreements of the Corporation and/or the Agents herein contained or contained in documents submitted pursuant to this Agreement and in connection with the transaction of purchase and sale herein contemplated shall survive the purchase and sale of the Shares and the termination of this Agreement and shall continue in full force and effect for the benefit of the Agents or the Corporation, as the case may be, regardless of any subsequent disposition of the Shares or any investigation by or on behalf of the Agents with respect thereto for a period ending on the latest date under the Applicable Securities Laws in the Offering Jurisdictions that a holder of the Shares may be entitled to commence an action or exercise a right of rescission with respect to a misrepresentation contained in the Offering Documents, provided that all representations, warranties, covenants and agreements of the Corporation and/or the Agents herein contained or contained in documents submitted pursuant to this Agreement and in connection with the transaction of purchase and sale herein contemplated shall survive during the pendency of any action commenced prior to the expiration of such period. The Agents and the Corporation shall be entitled to rely on the representations and warranties of the Corporation or the Agents, as the case may be, contained herein or delivered pursuant hereto notwithstanding any investigation which the Agents or the Corporation may undertake or which may be undertaken on their behalf.

(f)	This Agreement may be executed manually or by facsimile or portable document format (PDF) in several counterparts, each of which when so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument.

(g)	In performing their respective obligations under this Agreement, the Agents shall be acting severally, and not jointly or jointly and severally. Nothing in this

Agreement is intended to create any relationship in the nature of a partnership, or joint venture between the Agents.

(h)	In connection with the distribution of the Shares, the Agents (or any of them) may effect transactions which stabilize or maintain the market price of the Subordinate Voting Shares at levels other than those which might otherwise prevail in the open market, but in each case as permitted by Applicable Securities Laws. Such stabilizing transactions, if any, may be discontinued by the Agents at any time.

(i)	The Agents will use their reasonable best efforts to complete, and to cause the Selling Firms to complete, the distribution of the Shares as soon as possible and the Agents will promptly notify the Corporation in writing of the completion of the Offering of the Shares by the Selling Firms. After the Time of Closing, the Agents will provide the Corporation with such information as it may require with respect to the proceeds realized in each of the Offering Jurisdictions from the distribution of the Shares for the purpose of payment of filing fees.

(j)	The provisions contained herein constitute the entire agreement among the parties and supersede all previous communications, representations, understandings and agreements among the parties with respect to the subject matter hereof, whether verbal or written.

(k)	If any provision of this Agreement is determined to be void or unenforceable in whole or in part, it shall be deemed not to affect or impair the validity of any other provision of this Agreement, and such void or unenforceable provision shall be severable from this Agreement.

     If this letter accurately reflects the terms of the transactions which we are to enter into and are agreed to by you, please communicate your acceptance by executing the enclosed copies of this letter where indicated and returning them to us.

Yours very truly,

CIBC WORLD MARKETS INC.

By:	/s/ Donald A. Fox
Name:	Donald A. Fox
Title:	Managing Director

MERRILL LYNCH CANADA INC.

By:	/s/ M. Marianne Harris
Name:	M. Marianne Harris
Title:	Managing Director

SCOTIA CAPITAL INC.

By:	/s/ David J. Skurka
Name:	David J. Skurka
Title:	Managing Director and Industry Head — Financial Services

BMO NESBITT BURNS INC.

By:	/s/ Bradley J. Hardie
Name:	Bradley J. Hardie
Title:	Managing Director

RBC DOMINION SECURITIES INC.

By:	/s/ Rajiv Bahl
Name:	Rajiv Bahl
Title:	Managing Director

CORMARK SECURITIES INC.

By:	/s/ Michael McCloskey
Name:	Michael McCloskey
Title:	Director, Investment Banking

GMP SECURITIES L.P.

By:	/s/ Neil Selfe
Name:	Neil Selfe
Title:	Managing Director

CITIGROUP GLOBAL MARKETS CANADA INC.

By:	/s/ David A. Carson
Name:	David A. Carson
Title:	Chief Operating Officer

     Accepted and agreed to by the undersigned as of the date of this letter first written above.

FAIRFAX FINANCIAL HOLDINGS LIMITED

By:	/s/ Paul Rivett
Name:	Paul Rivett
Title:	Vice President and Chief Legal Officer

SCHEDULE “A”
ISSUER FREE WRITING PROSPECTUSES
1. The Free Writing Prospectus containing the terms of the Offering filed with the SEC by the Corporation on September 8, 2009.